SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8 - K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of Earliest event reported): April 21, 2005


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


            Delaware                    0-20549             62-1681831
-------------------------------       ------------      -------------------
(State or other jurisdiction of       (Commission        (I.R.S. Employer
 incorporation or organization)       File Number)      Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number


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        (Former name or former address if changed since last report)

Item 3.02

      On April 21, 2005, the Company closed a funding transaction with one institutional investor for the issuance and sale to the Subscriber of a promissory note of the Company in the principal amount of $300,000. The promissory note bears 10% interest and is convertible into shares of common stock of the Company at $0.20 per common share. Conversions are limited to a maximum ownership of 9.99% of the Company's common stock at any one time.

      The note has an October 31, 2005 maturity and is payable in five equal monthly installments, commencing June 1, 2005. The installment payments consist of principal equal to 1/5th of the initial principal amount plus accrued interest. Installments can be paid in cash or common stock valued at the average closing price of the Company's common stock during the five trading days immediately preceding the relevant installment due date. The Company has repriced Class B Warrants issued on June 30, 2004 from $2.00 per share


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to $0.125 per share, and shall issue common stock in the aggregate amount of 93,750 shares for finder's fees to a third-party to facilitate this transaction.

      The Company has the right to prepay the promissory note by paying to the holder cash equal to 120% of the principal to be prepaid plus accrued interest. The notes have an acceleration provision upon the change in a majority of the present Board of Directors except as the result of the death of one or more directors, or a change in the present CEO of the Company.

Exhibits.
---------

      none

                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Bravo! Foods International Corp.


Date: April 22, 2005                   By:  /s/ Roy D. Toulan, Jr.
                                            -------------------------------
                                            Roy D. Toulan, Jr.,
                                            Vice President, General Counsel


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